U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        SCHNEIDER                    DANIEL                   W
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   (Last)                            (First)              (Middle)

        980 ROBIN STREET
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                                    (Street)

        RENO                          NV                    89509
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        NOVA OIL, INC.   (Not traded)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     December 2001
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5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
               President
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.             6.
                                                               4.                              Amount of      Owner-
                                                               Securities Acquired (A) or      Securities     ship
                                                               Disposed of (D)                 Beneficially   Form:     7.
                                                               (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                    2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                  Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                   Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                          (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common stock (1) (3)                 6/ 7/2000     P 3             $ 1,250     (A)     $.0025  500,000        (I)
----------------------------------------------------------------------------------------------------------------------------------
Common stock (2) (4)                10/17/2000     P 4             $ 2,000     (A)     $.05     40,000        (I)
----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security          Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------

None
==================================================================================================================================

Explanation of Responses:

     (1) Acquired privately as an originator of Nova Oil, Inc.

     (2) Aquired privately under Regulation D offering of Nova Oil, Inc..

     (3) Certificate issued to Daniel W. Schneider and Deborah H. Schneider, TIC

     (4) Certificate issued to Daniel W. Schneider and Deborah H. Schneider 2000 REV TR

Note:  Nova Oil, Inc. was accepted as a filer in June 2001.


/s/DANIEL W. SCHNEIDER                                       January 30, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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